Exhibit 5.1

May 25, 2011
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
Ladies and Gentlemen:
We have acted as special counsel to Thermadyne Holdings Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, the domestic subsidiary guarantors listed on Schedule I hereto (the “Domestic Guarantors”) and certain Australian subsidiary guarantors listed on Schedule II hereto (the “Australian Guarantors” and, together with the Domestic Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) to exchange up to $260,000,000 in aggregate principal amount of its 9% Senior Secured Notes due 2017 (the “Exchange Notes”) for $260,000,000 in aggregate principal amount of its issued and outstanding 9% Senior Secured Notes due 2017 (the “Original Notes”), under the indenture (the “Indenture”) dated as of December 3, 2010, among the Company, the Guarantors and U.S. Bank National Association, as trustee and collateral trustee (the “Trustee”). All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.
In connection herewith, we have examined:
(1)	the Registration Statement;

(2)	an executed copy of the Indenture, including the guarantees of the Original Notes and the Exchange Notes (each, a “Guarantee”) provided for therein;

(3)	an executed copy of each of the Original Notes;

(4)	the form of the Exchange Notes;

(5)	the certificate of incorporation and bylaws of each of the Company and the Domestic Guarantors, as in effect on the date hereof and as certified by the applicable Secretary or Assistant Secretary of such company (the “Organizational Documents”);

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May 25, 2011

(6)	a recently dated certificate of legal existence and good standing from the Secretary of State of the State of Delaware for each of the Company and the Domestic Guarantors; and

(7)	certificates of the respective Secretaries or Assistant Secretaries of each of the Company and the Domestic Guarantors, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.
The documents referenced as items (1) through (4) above are collectively referred to as the “Transaction Documents.”
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company and the Domestic Guarantors, certificates of public officials and officers of the Company and the Domestic Guarantors, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Company and the Domestic Guarantors.
In connection herewith, we have assumed that, other than with respect to the Company and the Domestic Guarantors, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
We have assumed, with your permission, that each of the Australian Guarantors (i) has been duly organized, formed or created, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its organization, formation or creation, and is duly qualified or admitted to transact business in each other jurisdiction where the nature of the business conducted therein or the property owned or leased therein makes such qualification or admission necessary, with all requisite entity power and authority to execute, deliver and perform the Transaction Documents, (ii) the Transaction Documents have been duly authorized, executed and delivered by the Australian Guarantors and (iii) the Transaction Documents constitute a legal valid and binding obligation of the Australian Subsidiaries. We understand that you are receiving an opinion letter as to the validity and binding nature of the Transaction Documents under the laws of Victoria from the Clayton Utz law firm, of even date herewith and which is being filed as Exhibit 5.2 to the Registration Statement.

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May 25, 2011

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) have become duly executed by the Company and authenticated and delivered by the Trustee and issued in exchange for the Original Notes in accordance with the provisions of the Indenture upon consummation of and otherwise in accordance with the Exchange Offer, (a) the Exchange Notes will constitute valid and binding obligations of the Company and (b) each Guarantee provided for in the Indenture will constitute a valid and binding obligation of the Guarantor that is a party thereto.
In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
     (a) Our opinions herein reflect only the application of applicable New York State law (excluding the securities and blue sky laws of such State, as to which we express no opinion), the Federal laws of the United States of America (excluding the Federal securities laws, as to which we express no opinion) and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     (b) Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or related to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.
     (c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action

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or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.
     (d) We express no opinion as to:
          (i) the enforceability of any provision in the Indenture purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, (G) govern choice of law or conflicts of laws, or (H) provide for or grant a power of attorney; or
          (ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights, or (B) provisions in the Transaction Documents whose terms are left open for later resolution by the parties.
     (e) We express no opinion as to whether each of the Domestic Guarantors may guarantee or otherwise be liable for, or pledge such Domestic Guarantor’s assets to secure, indebtedness incurred by the Company except to the extent that such Domestic Guarantor may be determined to have benefited from the incurrence of the indebtedness by the Company or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Company are, directly or indirectly, made available to such Domestic Guarantor for its corporate purposes.
We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons who consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP

Schedule I
Domestic Guarantors
Stoody Company, a Delaware corporation
Thermadyne Industries, Inc., a Delaware corporation
Thermadyne International Corp., a Delaware corporation
Thermal Dynamics Corporation, a Delaware corporation
Victor Equipment Company, a Delaware corporation

Schedule II
Australian Guarantors
Cigweld Pty Ltd
Thermadyne Australia Pty Ltd